Exhibit 99.4

The following letter and/or email was sent to customers and licensors of CSS Industries, Inc. and its subsidiaries and affiliates:

Dear (Customer or Licensor),

On Monday, January 20, 2020, CSS Industries, Inc. (“CSS”) announced that IG Design Group plc (“Design Group”), the world’s largest producer and supplier of consumer gift packaging and a major player in the broader celebrations and gift products business, and CSS have entered into a merger agreement under which it is proposed that DG will acquire CSS.  The press release announcing this proposed transaction can be accessed at CSS’ website at http:/www.cssindustries.com/investor-relations.  As the press release mentions, it is expected this merger will close during our current fiscal quarter (which ends on March 31, 2020).

Please be assured that, at this time, nothing has changed in terms of our relationship — it is “business as usual”.  Until the transaction is completed, CSS and Design Group will continue to operate as separate companies, and your arrangements and contacts with CSS remain the same.  Please continue to treat as confidential each of CSS’ and Design Group’s confidential information, and do not share such information with the other party.  We will be working to assure a smooth transition and to keep you properly informed of developments and changes as they occur.

Best regards,

Christopher J. Munyan

President and Chief Executive Officer

CSS Industries, Inc.

CAUTIONARY STATEMENT

This document contains forward-looking statements, including statements regarding the proposed acquisition of CSS by Design Group, that are based on current expectations, estimates and projections about the industry and markets in which Design Group and CSS operate as well as beliefs and assumptions of management of Design Group and management of CSS.  Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of Design Group or CSS and the expected timing of the proposed acquisition and other statements that are not strictly historical in nature.  Such statements involve uncertainties that could significantly impact financial results of Design Group or CSS.  All statements that address operating performance, events or developments that Design Group or CSS expect or anticipate will occur in the future are forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Neither Design Group nor CSS can give assurance that its expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Neither Design Group nor CSS undertakes any duty to update any forward-looking statements appearing in this document except as may be required by law.

ADDITIONAL INFORMATION

Under the terms of the proposed merger, a subsidiary of Design Group (“Merger Sub”) will commence a cash tender offer to purchase all of the outstanding shares of CSS common stock.  This tender offer for the outstanding shares of CSS has not yet commenced.   This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities.  The solicitation and the offer to buy shares of CSS common stock will be made pursuant to an offer to purchase and related materials that Design Group intends to file with the United States Securities and Exchange Commission (“SEC”).  In connection with the proposed transaction, at the time the tender offer is commenced, Design Group and Merger Sub will file with the SEC a tender offer statement on Schedule TO, including the offer to purchase, a letter of transmittal and other related materials, with respect to the tender offer, and thereafter CSS will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer.    INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

All of these materials (and all other materials filed by CSS with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Design Group and when available may be obtained for free by directing a request to Design Group’s information agent for the tender offer, which will be identified no later than when the offer to purchase is filed. Investors and security holders may also obtain free copies of the documents filed with the SEC by CSS at CSS’ website at http:/www.cssindustries.com/investor-relations or by contacting CSS at (610)-729-3753.